UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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A. M. Castle & Co.

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A. M. CASTLE & CO.
JOHN McCARTNEY
Chairman of the Board
March 22, 2010
Dear Stockholder of
A. M. Castle & Co.:
You are cordially invited to attend A. M. Castle & Co.’s (“Castle”) 2010 annual meeting of stockholders, which will be held on Thursday, April 22, 2010, beginning at 10:00 a.m., Central Daylight Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.
At the annual meeting, our senior executives will report to you on Castle’s 2009 results, current business conditions and recent developments at Castle. Our senior executives and Board members will be present to answer your questions concerning Castle.
The formal notice of the annual meeting and proxy statement follow.
Whether or not you plan to attend the annual meeting, please ensure that your shares are represented by giving us your proxy. You can do this by signing, dating and returning the enclosed proxy or by contacting us by telephone as to how you would like to vote.

Sincerely,

John McCartney
Chairman of the Board
A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 22, 2010
NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders (the “Annual Meeting”) of A. M. Castle & Co., a Maryland corporation (“Castle” or the “Company”), will be held at the Company’s principal executive offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 22, 2010, at 10:00 a.m., Central Daylight Time, for the purposes of considering and voting upon the following:
1.
Elect the directors named in the attached proxy statement to the Company’s board of directors to hold office until the 2011 annual meeting of stockholders and until their successors are elected and qualified;

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Conduct any other business that may properly come before the Annual Meeting and any adjournments thereof.
The Board of Directors (the “Board”) of the Company has fixed the close of business on March 1, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A copy of our Annual Report to stockholders for the year ended December 31, 2009, a proxy statement and proxy card accompany this notice.
Whether or not you plan to attend the Annual Meeting, we hope you will vote on the matters to be considered. You may vote by telephone, written proxy or written ballot at the meeting. We encourage you to sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or instruct us by telephone as to how you would like to vote. Instructions for voting are contained on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

BY ORDER OF THE BOARD,

Robert J. Perna
Vice President,
Franklin Park, IL	General Counsel and Secretary
March 22, 2010
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 22, 2010:
The Proxy Statement and Annual Report to Stockholders
are available at http://www.amcastle.com/investors/default.aspx

A. M. CASTLE & CO.
3400 North Wolf Road
Franklin Park, IL 60131
PROXY STATEMENT FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
The Board of Directors (“Board”) of A. M. Castle & Co. (“Castle” or the “Company”) is soliciting the enclosed proxy for use at our 2010 Annual Meeting of stockholders and any adjournment thereof (the “Annual Meeting”). As of the close of business on March 1, 2010, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 23,115,457 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting. If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.
We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about March 22, 2010.
Solicitation Costs
All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. Officers, directors and employees of the Company may solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.
Voting Securities
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting. If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the ratification of the selection of independent auditors (Proposal 2 of this Proxy Statement) to be a routine matter. As a result, your broker is permitted to vote your shares on that proposal at its discretion if it does not receive instruction from you. When a proposal is not a routine matter, such as the election of directors (Proposal 1 of this Proxy Statement), and the beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.
Directors are elected by a plurality of the votes cast, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. For purposes of election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. If any nominee for director fails to receive the affirmative vote of a plurality of the shares at the Annual Meeting, the majority of the directors then in office will be entitled under our Articles of Incorporation and Bylaws to fill the resulting vacancy in the Board. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of the votes cast. For purposes of the vote on ratification of the selection of independent auditors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board.
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.
Revocability of Proxy
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.
Householding of Proxy Materials
The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 3400 North Wolf Road, Franklin Park, Illinois 60131. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.
PROPOSAL 1 – ELECTION OF DIRECTORS
Eleven directors, constituting the entire Board, will be elected at the Annual Meeting. All directors are elected for a term of one year, until the 2011 annual meeting of stockholders, and until their successors are elected and qualified. If any of the nominees unexpectedly becomes unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting. All nominees are currently members of our Board and were elected by the stockholders.
The following information is given as of the date of this proxy statement for each individual who has been recommended for election by the Board. All of our director nominees bring to our Board a wealth of leadership experience and have demonstrated business acumen and an ability to exercise sound business judgment. They also bring extensive Board experience. In addition, we believe all of our director nominees have a reputation for integrity, honesty and adherence to the highest ethical standards. The biographies of each of the director nominees is set forth below and includes the name of each nominee, the year in which each nominee first became a director of the Company, the nominee’s age, business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and individual experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

The Board recommends a vote “FOR” the nominees presented in Proposal 1

Brian P. Anderson	Director since 2005	Age 59

Former Executive Vice President/CFO of OfficeMax, Incorporated, a distributor of business to business and retail office products, from 2004 to 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a medical products and services company, from 1998 to 2004. Mr. Anderson is also a director of W.W. Grainger, Inc. since 1999, Pulte Homes Inc. since 2005 and James Hardie Industries, NV since 2006.

Mr. Anderson served as the chief financial officer of two publicly-traded companies, held finance positions including corporate controller and vice president of audit and was as an audit partner at an international public accounting firm.  As a result, he has in-depth knowledge of accounting and finance as well as familiarity in risk management and risk assessment and the application of the Committee of Sponsoring Organizations of the Treadway Commission internal controls framework.  In addition, while serving as a chief financial officer of one of the two publicly-traded companies, Mr. Anderson also had primary responsibility for the supply chain and logistics of that company. Mr. Anderson presently serves on the compensation committee of one public company, the governance committee of three, and the Audit committee of four, including Castle.

Thomas A. Donahoe	Director since 2005	Age 74

Retired from the Vice Chairmanship of Price Waterhouse LLP (now known as PriceWaterhouseCoopers, LLP), an accounting and consulting services business, in 1996. Mr. Donahoe previously served as a director of Nicor, Inc. from 1998 to 2008 and Andrew Corp. from 1998 to 2007.

Mr. Donahoe served as Vice Chairman of Price Waterhouse LLP, which provides experience leading a global organization and a strong understanding of public and financial accounting matters for complex global organizations.

Ann M. Drake	Director since 2007	Age 62

Chief Executive Officer of DSC Logistics, Inc., a privately owned logistics and supply chain management company, since 1994.

Ms. Drake’s position as Chief Executive Officer of DCS Logistics, Inc. brings to the Board senior executive experience leading growth, combined with strong knowledge of technology, logistics and supply chain management issues.

Michael H. Goldberg	Director since 2006	Age 56

President and Chief Executive Officer of the Company since 2006. Prior to joining the Company he was Executive Vice President of Integris Metals Corp., an aluminum and stainless steel metal service center, from 2001 to 2005. From 1998 to 2001, Mr. Goldberg was Executive Vice President of North American Metals Distribution Group, a division of Rio Algom Ltd.

Mr. Goldberg’s day to day leadership, as Chief Executive Officer of the Company, provides him with a deep understanding of our operations. He also has extensive experience in the metal service center industry and strong skills leading a publicly listed company.

William K. Hall	Director since 1984	Age 66

Founding general partner of Procyon Advisors, LLP, providing venture capital and strategic planning services to industrial and healthcare companies, since 2009. Dr. Hall served as Chairman of Procyon Technologies, Inc., a privately held holding company which focuses on the acquisition and growth of suppliers to the global aerospace and defense industry, from 2004 to 2009, and as Chairman and Chief Executive Officer of Procyon Technologies from 2000 to 2004. He was an executive consultant from 1999 to 2000 and, from 1996 until his retirement in 1999, Chairman and Chief Executive Officer of Falcon Building Products, Inc., a diversified manufacturer of building products. Dr. Hall is also a director of Actuant Corporation since 2001, W.W. Grainger, Inc. since 2005 and Stericycle, Inc. since 2006.

Dr. Hall previously served as a director of Great Plains Energy Incorporated from 2000 to 2008, Woodhead Industries, Inc. from 2002 to 2005, and GenCorp Inc. from 1995 to 2005. Dr. Hall’s years of service in executive leadership at both public and private companies provides the Board a perspective of someone with all facets of multinational operations and extensive experience in strategic planning and evaluation of acquisition and divestiture opportunities. Through his service on the boards of other public companies, he also has valuable experience in governance, succession planning and executive compensation matters.

Robert S. Hamada	Director since 1984	Age 72

Edward Eagle Brown Distinguished Service Professor Emeritus of Finance, University of Chicago Graduate School of Business since 2003. Dr. Hamada was Dean of the University of Chicago Graduate School of Business from 1993 to 2001. He is also a director of Federal Signal Corporation since 2003.

Dr. Hamada’s distinguished academic career and service on numerous business organizations brings to the Board a perspective of an experienced leader, with strong skills in corporate finance and economics. Through his service on the board of Federal Signal Corporation he has valuable experience in governance and audit issues.

Patrick J. Herbert, III	Director since 1996	Age 60

General Partner of W. B. & Co. and President of Simpson Estates, Inc., a private asset management firm, since 1992.

Mr. Herbert’s years of executive experience with private equity investments and portfolio management provides valuable financial expertise to the Board, including extensive experience with capital market transactions and investments in both public and private companies.

Terrence J. Keating	Director since 2007	Age 60

Chairman of Accuride Corporation, a manufacturer of steel and forged aluminum wheels for vehicles, from 2007 to January 2009. He was initially elected as a director of Accuride in 2002. Mr. Keating served as Chief Executive Officer of Accuride from 2002 to 2006; and was President from 2002 to 2005. Mr. Keating is also a director of Dana Holding Corporation since 2008.

Mr. Keating’s service as Chief Executive Officer of Accuride Corporation provides the Board a perspective of someone with all facets of a worldwide business, including executive experience leading public company operations and strategic planning. He also has experience overseeing financial reporting and through his service on the board of Dana Holding Corporation has valuable experience in governance and audit issues.

Pamela Forbes Lieberman	Director since 2007	Age 55

Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Forbes Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a member owned wholesaler of hardware and related merchandise, and provider of marketing, merchandising and other value added services, from 2001 to 2004. Ms. Forbes Lieberman is also a director of Standard Motor Products, Inc. since 2007, and VWR Funding, Inc. since January 2009.

Ms. Forbes Lieberman’s service as Chief Executive Officer of TruServ Corporation brings to the Board senior executive experience leading a public reporting wholesale/distribution business, with expertise in turnaround management, communications, culture change, and distribution and supply chain strategies. Ms. Forbes Lieberman also possesses valuable financial expertise, including extensive experience as chief financial officer of various distribution and manufacturing businesses, both public reporting and private, where she was directly responsibility for financial and accounting issues, acquisition and divestitures and information systems. She also possesses public accounting expertise as a former senior manager at Price Waterhouse LLP. Through her service on the boards described above, she has valuable experience in governance, executive compensation, and finance, including private equity, and audit issues.

John McCartney	Director since 1998	Age 57

Chairman of the Board of the Company since 2007. Chairman of the Board of Westcon Group, Inc., a network equipment distribution company, from 2001 to March 2009. Mr. McCartney was Vice Chairman of Datatec, Limited, a technology holding company, from 1998 to 2004. Mr. McCartney is also a director of Huron Consulting Group Inc. since 2004, Federal Signal Corporation since 2005, Datatec Limited since 2008, and Covance Inc. since May 2009.

Mr. McCartney years of service in executive leadership at both public and private companies provides the Board a perspective of someone with all facets of multinational operations, including extensive industrial and manufacturing experience in the steel products and technologies sectors. Mr. McCartney also possesses valuable financial expertise, including a background in public accounting and experience as a chief financial officer of a public company where he was directly responsibility for financial accounting and reporting issues. Through his service on the boards of other public companies, he also has valuable experience in executive compensation, governance, and audit issues.

Michael Simpson	Director since 1972	Age 71

Retired Chairman of the Board of the Company. Mr. Simpson was elected Vice President of the Company in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an officer of the Company in 2001 and stepped down as Chairman of the Board in 2004.

Mr. Simpson’s experience with the Company, including formerly as our Chairman for 25 years, gives him unique insights into the Company’s challenges, opportunities and operations. He also has expansive knowledge of the metal service center industry.

CERTAIN GOVERNANCE MATTERS
Board Meetings
During 2009, the Board held six meetings. The Board’s non-management directors also met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. McCartney, the Chairman of the Board, presides as the chair at meetings or executive sessions of non-management directors. Also, there were six meetings of the Audit Committee, six meetings of the Governance Committee and ten meetings of the Human Resources Committee during 2009. All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she served.
Board Leadership
The Board currently separates the roles of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chairman of the Board, John McCartney, is an independent director and became Chairman in 2007, after four years as Lead Director. He is a member of the Governance Committee and also regularly attends meetings of the other standing committees of the Board. The duties of the Chairman of the Board include providing strategic leadership and guidance; establishing the agendas for meetings of the Board and independent directors with advice from senior management; advising and consulting with the Chief Executive Officer regarding strategies, risks, opportunities and other maters; and presiding over meetings of the full Board and executive sessions of independent directors.
The Chief Executive Officer, Michael Goldberg, was elected to the position of President and Chief Executive Officer in 2006, after previous service as Executive Vice President of Integris Metals Corp. He is the principal management officer of the Company, with responsibility for supervision of its executive and senior management and the day to day operations and performance of the Company.
While the Board believes this leadership model provides appropriate oversight and an effective governance structure, it recognizes that depending on the circumstances, other leadership models, such as combined Chief Executive Officer and Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.
Oversight of Risk Management
The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, the Human Resources Committee reviews risks related to the Company’s overall compensation programs and effectiveness at both linking executive pay to performance and aligning the interests of our executives and our shareholders. The Audit Committee reviews risks related to financial reporting and considers various allegations and disciplinary actions regarding material violations of the Company’s Code of Ethics brought to its attention on a periodic basis. Additionally, the outcome of the Company’s Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures, is reviewed with the Audit Committee annually. The full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through periodic reports directly from senior management responsible for oversight of particular risks within the Company. In addition, key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review.

Committees
The Board has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. Each committee has a written charter adopted by the Board of Directors, copies of which are posted under the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx. Each committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. Mr. Goldberg is the only director who is an employee of the Company, and he does not serve on any Board committee. He does not participate in the portion of any Board or committee meeting during which his compensation is evaluated.
The following table summarizes the current membership of each of our three Board committees:

Board Committees
Director	Audit	Human Resources	Governance
Brian P. Anderson	Chair		X
Thomas A. Donahoe	X
Ann M. Drake		X
William K. Hall		Chair	X
Robert S. Hamada		X
Patrick J. Herbert, III		X
Terrence J. Keating	X
Pamela Forbes Lieberman	X
John McCartney			X
Michael Simpson			Chair
The Audit Committee is charged with the engagement of the Company’s independent auditors, and reviewing the results of internal audits and the audit report of the independent auditors. The Audit Committee meets on a regular basis with management and the independent auditors to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into financial reporting, financial controls, or other financial matters of the Company as it deems necessary. The Audit Committee’s report to stockholders is provided below under “Report of the Audit Committee”.
The Governance Committee is charged with assisting the Board by reviewing the size, composition, and organizational structure of the Board, identifying potential director candidates and developing and evaluating governance policies.
The Human Resources Committee is charged with approving the compensation of the Company’s executive officers, reviewing succession plans for key employee positions, reviewing reports to stockholders on executive compensation and reviewing and recommending the Chief Executive Officer’s compensation for approval by the Board. The Human Resources Committee also approves incentive and equity-based compensation plans and reviews the Company’s retirement plans with regard to objectives, competitiveness, and investment policies. The Human Resources Committee reviews and recommends changes to the Board regarding director compensation. The Human Resources Committee’s report to stockholders is provided below under “Report of the Human Resources Committee”.
Code of Ethics
The Board has adopted a Code of Ethics that applies to all officers and directors. A copy of the Code of Ethics can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx. Every director and officer is required to read and follow the Code. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose through a filing with the SEC on Form 8-K any amendment to, or waiver from, the Code that is required to be publicly disclosed under the rules of the SEC.

Corporate Governance Guidelines
The Board has adopted corporate governance guidelines which establish the practices the Board follows with respect to Board function and operations, Board organization and composition and Board conduct. A copy of the Corporate Governance Guidelines can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx.
Director Candidates
Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with our Bylaws that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to our Corporate Secretary at 3400 North Wolf Road, Franklin Park, Illinois 60131.
The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.
The current membership of the Board represents a diverse mix of directors in terms of gender, race, background and expertise. In considering whether to recommend persons to be nominated for directors, including candidates recommended by shareholders, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s experience, integrity, absence of conflict or potential conflict of interest, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. While our Corporate Governance Guidelines do not prescribe specific diversity standards, it does provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.
Director Independence; Financial Experts
The Board has affirmatively determined that each of Messrs. Anderson, Donahoe, Hall, Hamada, Herbert, Keating, McCartney, Simpson, and Ms. Drake and Ms. Forbes Lieberman (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC and that Mr. Anderson’s simultaneous service on the audit committees of James Hardie Industries, NV, Plute Homes, Inc., W.W. Grainger, Inc. and the Company will not impair his ability to serve effectively on the Company’s Audit Committee.
Director Attendance at Annual Meeting
We typically schedule our April board meeting in conjunction with the annual meeting of stockholders and expect that our directors will attend, absent a valid reason. All of our directors attended our 2009 annual meeting of stockholders.

Communication with Directors
Stockholders and others who are interested in communicating directly with our Chairman, any individual director or our Board or non-management directors as a group may do so by writing to the directors at the following address:
A. M. Castle & Co.
Board Communication
3400 N. Wolf Road
Franklin Park, Illinois 60131
Attn: Corporate Secretary
All written communications are received and processed by the Company prior to being forwarded to the Chairman of the Board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
In addition, the Audit Committee has established both a telephonic voice call in and electronic communication method on an independent website (www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800- 461-9330 or via the link to MySafeWorkplace which can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITOR
Deloitte & Touche LLP (“Deloitte”), which has been the Company’s auditors since 2002, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (“Fiscal 2010”). This appointment is being presented to the stockholders for ratification. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte as auditors for Fiscal 2010 is not approved by the stockholders, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during Fiscal 2010 if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions.
The Board recommends a vote “FOR” Proposal 2.
Audit and Non-Audit Fees
The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2009 and 2008, on our behalf:

Fee Category	2009	2008
Audit Fees	$1,184,400	$1,780,500
Audit-Related Fees	66,700	0
Tax Fees	381,700	94,000

Total Fees	$1,632,800	$1,874,500

A description of the type of services provided in each category is as follows:
Audit Fees. Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance with the preparation of various tax returns.
Pre-Approval Policy for Audit and Non-Audit Services
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated are reported to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2009, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.
Report of the Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a charter that was last amended by the Board in December 2009.
Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte, an independent registered public accounting firm and the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America, in all material respects and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, based on the framework of The Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes.
In performing these responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the matter of the firm’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.
Audit Committee
Brian P. Anderson, Chairman
Thomas A. Donahoe
Terrence J. Keating
Pamela Forbes Lieberman
STOCK OWNERSHIP OF NOMINEES, MANAGEMENT
AND PRINCIPAL STOCKHOLDERS
Stock Ownership of Nominees and Management
The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of March 1, 2010, by each nominee for director, each named executive officer set forth in the Summary Compensation Table and by all nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of
	Common		Percentage
	Stock Beneficially		of Common
Beneficial Owner	Owned (1)		Stock
Brian P. Anderson	18,249		*
Thomas A. Donahoe	19,418		*
Ann M. Drake	8,976		*
Michael H. Goldberg	124,474		*
William K. Hall	18,552		*
Robert S. Hamada	50,188		*
Patrick J. Herbert, III	5,392,573	(2)	23.3%
Terrence J. Keating	12,903		*
Pamela Forbes Lieberman	8,976		*
John McCartney	55,249		*
Michael Simpson	612,625	(3)	2.7%
Stephen V. Hooks	111,972		*
Kevin P. Fitzpatrick	9,797		*
Scott F. Stephens	15,450		*
Blain A. Tiffany	32,045		*
C. Michael Zundel	4,098		*
All directors and executive officers as a group	6,543,330		28.3%

*	Percentage of shares owned equals less than 1%.

(1)
Includes (i) shares issuable upon exercise of stock options that are exercisable on March 1, 2010 or that become exercisable within 60 days after that date and (ii) phantom stock units under the Directors’ Deferred Fee Plan, which are vested but have not yet settled, as follows: Mr. Anderson — 7,500 stock options; Mr. Donahoe — 7,500 stock options; Mr. Goldberg — 20,000 stock options; Dr. Hamada — 30,000 stock options and 5,109 phantom stock units; Mr. Herbert — 30,000 stock options and 22,239 phantom stock units; Mr. Keating — 2,373 phantom stock units; Mr. Hooks — 44,300 stock options; Mr. McCartney — 30,000 stock options; Mr. Simpson — 46,000 stock options; Mr. Tiffany — 3,333 stock options; and all directors and executive officers as a group — 218,633 stock options and 29,720 phantom stock units.

The number of shares owned by each executive officer (and all executive officers as a group) includes the number of shares of Company common stock owned indirectly as of December 31, 2009, by such executive officer in our employee benefit plans, as reported to us by the plan trustee. This column also includes shares of restricted stock that were granted under the Company’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan and 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which have not yet vested.

(2)
Includes 136,770 shares with respect to which Mr. Herbert has sole voting power and 5,255,803 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 3,452,419 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,318,981 shares.

(3)	Includes 453,632 shares which Mr. Simpson owns beneficially in four trusts, and his proportionate interest of 20,992 shares held by another trust in which he is one of five beneficiaries.
Principal Stockholders
The only persons who held of record or, to our knowledge, owned beneficially more than 5% of the outstanding shares of our common stock as of March 1, 2010 are set forth below, with each person having sole voting and dispositive power except as indicated.

	Shares of
	Common	Percentage
	Stock Beneficially	of Common
Name and address of Beneficial Owner	Owned	Stock

Patrick J. Herbert, III (1)	5,392,573	23.3%
30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504

W. B. & CO., an Illinois partnership (2)	4,384,941	19.0%
Simpson Estates, Inc. 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504

Royce & Associates, LLC (3)	2,745,315	11.9%
745 Fifth Avenue New York City, New York 10151

Dimensional Fund Advisors LP (4)	1,678,788	7.3%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

Lord, Abbett & Co. LLC (5)	1,650,624	7.1%
90 Hudson Street Jersey City, NJ 07302

BlackRock, Inc. (6)	1,439,780	6.2%
40 East 52nd Street New York, New York 10022

FMR LLC (7)	1,257,905	5.4%
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109

(1)
As reported to the Company as of January 31, 2010. Includes 136,770 shares with respect to which Mr. Herbert has sole voting power and 5,255,803 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 3,452,419 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,318,981 shares. These shares include the shares shown in the table as beneficially owned by W.B. & Co. and Simpson Estates, Inc.

(2)
As reported to the Company as of January 31, 2010. The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power with respect to these shares. Mr. Herbert has sole dispositive power with respect to 3,315,649 of these shares and shares dispositive power with respect to 55,468 shares.

(3)
As reported in a Schedule 13G, as amended by Amendment No. 3, filed January 22, 2010, with the SEC by Royce & Associates, LLC. It is reported in the Schedule 13G that 2,745,315 shares of the common stock of Castle are beneficially owned by Royce & Associates, LLC, over which it has sole voting and sole dispositive power with respect to 2,745,315 shares and no shared voting or shared dispositive power.

(4)
As reported in a Schedule 13G filed February 8, 2010, with the SEC by Dimensional Fund Advisors LP. It is reported in the Schedule 13G that 1,678,788 shares of the common stock of Castle are beneficially owned by Dimensional Fund Advisors LP, over which it has sole voting power with respect to 1,627,232 shares and sole dispositive power with respect to 1,678,788 shares and no shared voting or shared dispositive power.

(5)
As reported in a Schedule 13G filed February 12, 2010, with the SEC by Lord, Abbett & Co LLC. It is reported in the Schedule 13G that 1,650,624 shares of the common stock of Castle are beneficially owned by Lord, Abbett & Co., over which it has sole voting power with respect to 1,450,424 shares and sole dispositive power with respect to 1,650,624 shares and no shared voting or shared dispositive power.

(6)
As reported in a Schedule 13G filed January 29, 2010, with the SEC by BlackRock, Inc. It is reported in the Schedule 13G that (a) 1,439,780 shares of the common stock of Castle are beneficially owned by BlackRock, Inc. over which it has sole voting and sole dispositive power with respect to 1,439,780 shares and no shared voting or shared dispositive power.

(7)
As reported in a Schedule 13G, filed February 16, 2010, with the SEC by FMR LLC (“FMR”), Edward C. Johnson 3d, Chairman of FMR, and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Fidelity”). It is reported in the Schedule 13G that (1) Fidelity is the beneficial owner of 1,257,905 shares of the common stock of Castle as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, (2) Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of 1,257,905 shares owned by such funds and neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by such funds, which power resides with such funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such funds’ Boards of Trustees, and (3) Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

RELATED PARTY TRANSACTIONS
The Company’s practice has been to refer any proposed related person transaction to the Audit Committee for consideration and approval. Our Code of Ethics requires that the Company’s officers and directors avoid conflicts of interest, as well as the appearance of conflict of interests, and disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and the interests of the Company. The Board, specifically the Audit Committee, has the responsibility and discretion to review any proposed deviation or waiver from the Code of Ethics. Any waiver of this Code that is granted to a director or an executive officer is to be disclosed in a filing with the SEC on a Form 8-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports. Based solely upon our review of the forms received by the Company or on written representation that such reports were timely filed, we believe that all such Section 16(a) filing requirements for 2009 were complied with in a timely fashion.
NON-EMPLOYEE DIRECTOR COMPENSATION
Directors who are not employees of the Company receive an annual retainer of $50,000; however, effective July 1, 2009, in order to reduce corporate operating expenses, the Board elected to temporarily reduce the annual retainer to $40,000, subject to semi-annual review. At that time, the Board also eliminated all meeting fees. The Chairman of the Board receives an additional annual retainer of $30,000. The chairperson of each of the Human Resources Committee and the Governance Committee receives an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $10,000. In addition, each year, directors receive restricted stock in an amount equal to $60,000, based upon the closing stock price on the date of grant which is the date of the annual meeting of stockholders, rounded to the nearest whole share. The restricted stock vests upon the expiration of one year from the date of the grant. Directors are also reimbursed for travel and accommodation expenses incurred to attend meetings and to participate in other corporate functions. In addition, the Company maintains a personal excess liability coverage policy for each of our directors. This policy coordinates coverage with a director’s personal homeowner’s and automobile policies.
Under the Company’s Directors Deferred Fee Plan (the “Directors Plan”), a director may elect prior to the end of a calendar year to defer receipt of up to 100% of his or her board compensation for the following year, including retainers. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees held in the interest account are credited with interest at the rate of 6% per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death or otherwise as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made on the later of the date of the request or the date of the termination event.

The following table summarizes the compensation paid or earned by the Company to non-employee directors for 2009. Employees of the Company who serve as directors receive no additional compensation for service as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Brian P. Anderson	56,250	60,001	116,251
Thomas A. Donahoe	45,500	60,001	105,501
Ann M. Drake	42,500	60,001	102,501
William K. Hall	49,500	60,001	109,501
Robert S. Hamada	42,500	60,001	102,501
Patrick J. Herbert, III	42,500	60,001	102,501
Terrence J. Keating	45,500	60,001	105,501
Pamela Forbes Lieberman	45,500	60,001	105,501
John McCartney	84,500	60,001	144,501
Michael Simpson	46,500	60,001	106,501

(1)
In 2009, Messrs. Donahoe and Herbert deferred their cash retainers and meeting fees under the Directors Plan. Mr. Donahoe deferred 100% of his annual cash retainer and meeting fees into the interest account; and Mr. Herbert deferred 50% of his annual cash retainer and meeting fees into the stock equivalent unit account. Dividend equivalents were credited on stock equivalent units in the Directors Plan at the same rate, and at the same time, that dividends were paid to stockholders.

(2)
Reflects the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2009, each director held the following number of outstanding unvested stock awards and unexercised stock options: Mr. Anderson — 5,362 stock awards, 7,500 options; Mr. Donahoe — 5,362 stock awards, 7,500 options; Ms. Drake — 5,362 stock awards; Dr. Hall — 5,362 stock awards; Dr. Hamada — 5,362 stock awards, 30,000 options; Mr. Herbert — 5,362 stock awards, 30,000 options; Mr. Keating — 5,362 stock awards; Ms. Forbes Lieberman — 5,362 stock awards; Mr. McCartney — 5,362 stock awards, 30,000 options; and Mr. Simpson — 5,362 stock awards, 46,000 options.

Director ownership guidelines require each director to beneficially own Company common stock with a value equivalent to four times the annual retainer. Directors have five years from the date they are initially elected as a director or until March 5, 2014, whichever is later, in which to accumulate the required amount. Shares owned outright and beneficially, restricted stock, deferred stock units and vested stock options count toward the ownership guidelines. Unvested stock options do not count toward satisfying these guidelines.
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The Company’s executive compensation programs are designed to attract, motivate and retain executives, align the interests of our executives with those of our shareholders, and be competitive in the marketplace. This section explains the Company’s executive compensation programs and how those programs apply to our “named executive officers” whose compensation information is presented in the Summary Compensation Table below.
Oversight of the Executive Compensation Programs
The Company’s executive compensation programs are overseen by the Human Resources Committee of our Board of Directors (the “Committee”). Among its other responsibilities, the Committee approves the elements of our executive compensation programs that cover the named executive officers with the exception of the Chief Executive Officer (“CEO”), whose compensation is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. The Committee is comprised of William K. Hall (Chairman), Ann M. Drake, Robert S. Hamada, and Patrick J. Herbert, III. The Board has determined that all of the Committee members are independent directors under the applicable NYSE and SEC rules. In addition, none of the Company’s executive officers serves as a director of any company where an executive officer of that other company serves on the Committee.

For 2009 the Committee engaged compensation consultant, Pearl Meyer & Partners (“PM&P”), to provide advice on matters for which the Committee is responsible, including providing the following:
•	Review of the Company’s executive compensation programs designs and levels, compared to industry peer groups and broader market practice;

•	Assessment of the alignment of the Company’s executive compensation and benefit programs with our pay for performance philosophy;

•	Analysis of the Company’s overall equity-based compensation usage compared to industry peer groups;

•	Information on emerging trends and legislative developments in executive compensation and implications for the Company;

•	Advice regarding changes to the Company’s 2010 executive compensation programs, including changes to performance measures and mix of equity vehicles in our long term compensation plan;

•	Review of the Company’s executive stock ownership guidelines, compared to industry peer groups and broader market practices; and

•	Review of the Company’s director compensation program compared to industry peer groups and broader market practices.
The Committee has the authority to determine the scope of PM&P’s services and retains the right to terminate its engagement at any time. PM&P did not perform any additional services for the Company in 2009.
Executive Compensation Objectives
The two key objectives of the Company’s executive compensation programs are:
•	Aligning actual compensation paid to the Company’s executives with the creation of shareholder value and the delivery of financial performance; and
•	Providing a competitive total compensation opportunity that will allow the Company to attract, retain and motivate key executive talent.
Compensation for the Company’s executives consists of several elements. These elements include the following, each of which is discussed below in a later section:
•	base salary;
•	short term incentive compensation;
•	long term incentive compensation;
•	retirement benefits; and
•	perquisites and other personal benefits.
The Company’s incentive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. Threshold, target and maximum performance goals under incentive programs are selected so as to generate a minimum, target or maximum payouts, commensurate with performance, respectively.
The Committee aims to provide a total compensation opportunity for the named executive officers that is competitive with the total compensation opportunity provided to executives with similar responsibilities in similar companies. Actual compensation will differ from the targeted opportunity (and from market) based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary, (ii) short term incentive compensation, and (iii) long term incentive compensation. In reviewing the executive officers’ target total cash compensation opportunity, the Committee uses the fiftieth percentile of the competitive market data (market median, as described below) as a guideline. Other factors considered by the Committee in setting each executive’s opportunity are internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance and the alignment between Company performance and pay.

In order to establish the market median guideline, the Committee reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Compensation Peer Group”), and broader industry compensation data provided by its executive compensation consultant. The Compensation Peer Group consists of publicly traded corporations which operate either in the metals industry or in the distribution of industrial products and have market capitalization and/or revenue similar to that of the Company. Adjustments are made to the Compensation Peer Group annually based on those considerations. The Compensation Peer Group for fiscal 2009 was the same as for fiscal 2008 and consisted of the following 12 companies:

Applied Industrial Tech, Inc.	Metals USA Holdings Corp.
Carpenter Technology Corp.	Olympic Steel Inc.
Gibraltar Industries, Inc.	Quanex Building Products Corporation
Haynes International, Inc.	Schnitzer Steel Industries, Inc.
Kaman Corporation	Shiloh Industries, Inc.
Lawson Products, Inc.	Worthington Industries, Inc.
The Committee also considers compensation data for similar companies covered in general industry compensation surveys. The compensation surveys utilized vary depending on each executive’s position, but generally cover companies with revenue similar to that of the Company.
The table below shows the percent of total target compensation (the sum of base salary, target short term incentive, and target long term incentive compensation) for 2009 which at the time of award was at risk against short and long term performance goals and the percent of total target compensation available through short term incentive target opportunities, and long term incentive target opportunities for the named executive officers:

	Percent of
	Total Target Direct	Percent at Risk	Percent at Risk
	Compensation at	Through	Through
	Risk (Long & Short	Short Term	Long Term
Name	Term)	Incentive	Incentive
Michael H. Goldberg	66%	22%	43%
Scott F. Stephens	58%	25%	33%
Stephen V. Hooks	62%	23%	38%
Blain A. Tiffany	51%	20%	31%
Kevin P. Fitzpatrick	46%	22%	24%
C. Michael Zundel (1)	29%	29%	0%

(1)	Mr. Zundel’s employment with the Company terminated in January 2009, and he did not receive a long term incentive compensation plan award for 2009.
In February 2010 the Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company
Executive Compensation Process
The Committee approved 2009 compensation plans for all of the Company’s executive officers, except for the compensation plan of the CEO, which was recommended by the Committee and approved by the independent members of our Board of Directors in executive session. Mr. Goldberg, the Company’s CEO, did not participate in the Committee’s or the Board’s deliberations or decisions with regard to his compensation.

Process for Executives other than the CEO
The Committee annually reviews a summary of the performance reviews for the executive officers, which is prepared by the CEO and the Vice President-Human Resources, and the CEO’s recommendation for any changes in these officers’ compensation. The individual leadership competencies and objectives for the executive officers, other than the CEO, are determined by the CEO.
The CEO’s performance review of the executive officers addresses the executive’s performance relative to established objectives and specific project assignments, and includes a review of the following leadership competencies: strategic leadership; driving execution; cross-functional alignment and collaboration; decision making; talent management; engaging and influencing others; and business and financial acumen.
In addition to the reviews of individual executive performance, the Committee also takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant regarding market pay levels and practices. The Committee then approves the compensation for the named executive officers, other than the CEO. The Committee also reviews and approves the material terms of any employment and severance agreements with named executive officers, other than the CEO, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.
Process for the CEO
Early each year, the Chairman of the Board holds a meeting with the CEO to discuss prior year performance and to identify possible goals and objectives for the CEO for the upcoming year. After this meeting, the Chairman of the Board solicits input from all Board members. The Chairman of the Board then reports to the Committee on the results of the meeting with the CEO, and shares feedback from other non-Committee directors. As with the process for the other named executive officers, the Committee also takes into account Company performance and the analysis by its executive compensation consultant. The Committee then develops recommendations for CEO compensation for consideration by the Board, as well as CEO goals and objectives for the upcoming year. The Board of Directors meets annually, without the CEO present, to consider the recommendations of the Committee, determine any compensation adjustments applicable to the CEO and establish the CEO’s goals and objectives for the upcoming year.
The focus of the CEO’s objectives for 2009 was directed towards leading and managing the Company through the anticipated difficult business conditions resulting from the global economic recession. The key objectives established for the CEO for 2009 were: (i) achievement of financial performance measures; (ii) successful completion of the Company’s information technology Enterprise Resource Planning (“ERP”) systems conversion, with minimum impact to the Company’s financial results; (iii) determination of organizational effectiveness and structure and further development of the senior management team; and (iv) furtherance of business development plans for the Company’s aerospace business.
Components of the Executive Compensation Programs
Base Salary
With the exception of the CEO, whose compensation was reviewed and recommended by the Committee and approved by the independent members of the Board of Directors, the Committee reviewed and approved the base salaries of the executive officers, including the named executive officers. In each case, the Committee took into account the CEO’s recommendation, as well as internal equity and external competitive compensation data. The Committee, after conducting its review, and in light of the difficult global economic conditions, originally decided not to take any salary actions with respect to the Company’s executive officers in 2009, and froze all base salaries at 2008 levels. However, in connection with Mr. Tiffany’s promotion to President, Castle Metals Aerospace, in January 2009, the Committee approved a salary increase for Mr. Tiffany. In April 2009, due to continued challenges in the global economy and the Company’s markets and upon request of the CEO, the Committee (and in the case of the CEO, the Board of Directors) approved certain cost reduction initiatives, including base salary reductions of 10% for the CEO and all executive officers who report directly to the CEO, including the named executive officers. These base salary reductions resulted in base salaries for the named executive officers at the amounts presented in the Summary Compensation Table below, which are generally below the 50th percentile of the competitive market data.

In early 2010, the Committee and the Board followed the same process as outlined above and, in light of the continued difficult global economic conditions, decided at that time to defer further consideration of 2010 salary actions with respect to the Company’s executive officers until later in the year.
Short Term Incentive Compensation
Short term incentive compensation is provided under the Company’s Short Term Incentive Plan (“STIP”). This is a performance-based plan that is used to provide opportunities for annual cash bonuses to the Company’s executive officers and other select managers. Approximately 160 employees participate in the STIP.
In February 2009, the Committee approved the performance goals under the Company’s 2009 STIP. The STIP performance goals originally approved for 2009 for Messrs. Goldberg, Stephens and Fitzpatrick, were based on the following factors:
•	consolidated net income (weighted 50%);
•	average days sales of inventory (DSI) for the Company (weighted 10%); DSI is calculated as follows: DSI = (Inventory ÷ Cost of Sales) x 360;
•	reduction of inventory, measured in absolute dollars (weighted 10%);
•	corporate safety performance expressed in the number of Occupational Safety and Health Act (OSHA) recordable injuries (weighted 10%); and
•	qualitative performance on key initiatives (weighted 20%).
The STIP performance goals originally approved for 2009 for Messrs. Hooks, Tiffany and Zundel were based on the following factors:
•	commercial unit operating profit (weighted 50%);
•	average DSI for the commercial unit (weighted 10%);
•	reduction of commercial unit inventory, measured in absolute dollars (weighted 10%);
•	commercial unit safety expressed in number of OSHA recordable injuries (weighted 10%); and
•	qualitative performance on key initiatives (weighted 20%).
The Committee believes that net income and operating profit are among the most important measures of financial performance and drivers of long term shareholder value, and that the DSI and inventory reduction performance goals reflect the working capital intensive nature of the Company’s business. The Committee also recognizes the importance of safety practices in the Company’s operations and performance. The qualitative measure focused on individual performance with regard to established objectives, specific project assignments, and defined leadership competencies. In connection with certain cost reduction initiatives, in April 2009 the Committee, using its discretion under the STIP, revised the original performance goals by eliminating the qualitative performance component of the award for fiscal year 2009. This resulted in a 20% reduction of the total 2009 STIP award opportunity for all executive officers, including each of the named executive officer.
The Committee determines annually the threshold, target and maximum performance goals for each of Company’s commercial units (Castle Metals, Castle Metals Plate, Castle Metals Aerospace, Castle Metals Oil and Gas, Metals UK, and Total Plastics) and for the Company as a whole, after considering our internal business plan and recommendations by management. STIP payouts for the Company’s corporate officers are based upon total Company performance, and payouts for officers who lead commercial units are based largely on the performance of their respective commercial units. The Committee also establishes the calibration between the performance and the award payouts earned as a percentage of attainment of the target opportunity, with interpolation for performance between the established levels on a straight-line basis.

At the beginning of each year, the Committee (or in the case of the CEO, the Board of Directors) establishes a STIP award opportunity, which is expressed as a percentage of the participant’s annual base salary. For the 2009 STIP award the percentage opportunity for executive officers is based on the executive officer’s annual base salary without giving affect to the 10% salary reduction discussed above. The following table sets forth the STIP award opportunities, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers in 2009, as originally established by the Committee and the Board:

Name	Threshold	Target	Maximum
Michael H. Goldberg	0%	65%	130%
Scott F. Stephens	0%	60%	120%
Stephen V. Hooks	0%	60%	120%
Blain A. Tiffany	0%	40%	80%
Kevin P. Fitzpatrick	0%	40%	80%
C. Michael Zundel	0%	40%	80%
As a result of the 20% target bonus reduction approved by the Committee and the Board in April 2009, the STIP award opportunities decreased, such that the actual STIP award opportunities, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers in 2009, are as follows:

Name	Threshold	Target	Maximum
Michael H. Goldberg	0%	52%	104%
Scott F. Stephens	0%	48%	96%
Stephen V. Hooks	0%	48%	96%
Blain A. Tiffany	0%	32%	64%
Kevin P. Fitzpatrick	0%	32%	64%
C. Michael Zundel	0%	32%	64%
At the corporate level, the threshold, target and maximum performance goals for 2009 in the areas of net income, DSI, inventory reduction and safety are shown below.

Measurement	Threshold	Target	Maximum
Net Income	$12,800,000	$20,000,000	$40,000,000
DSI	140 days	135 days	120 days
Inventory Reduction	$80,000,000	$100,000,000	$120,000,000
Safety	73 incidents	61 incidents	48 incidents
If a threshold is not reached, no amount is earned for that portion of the performance goal. The Committee (or in the case of the CEO, the independent members of the Board of Directors, upon recommendation of the Committee) has discretion to increase or decrease individual awards based on corporate results or other factors prior to payment or to award discretionary bonuses. Termination of employment prior to the end of the year disqualifies an executive from receiving the STIP payment, except in the case of retirement or death, in which case the award is prorated.
For 2009, the Company’s consolidated net income, average DSI and inventory reduction results were below threshold performance, and the Company’s safety performance exceeded maximum performance. The Company’s Castle Metals, Castle Metals Plate, Castle Metals Aerospace and Castle Metals Oil and Gas commercial business units failed to meet their respective operating profit and DSI threshold performance. Each of Castle Metals and Castle Metals Plate exceeded their respective inventory reduction target and threshold performance. Each of Castle Metals, and Castle Metals Aerospace exceeded their respective safety performance maximum and target performance, while Castle Metals Oil and Gas and Castle Metals Plate were each below their respective safety performance threshold performance.

In March 2010, the Committee reviewed the extent to which the established performance goals for 2009 were satisfied. Based on the achievement of the established performance goals as described above, the named executive officers attained a performance award under the 2009 STIP as shown below, and the Summary Compensation Table reflects that attainment amount.

	2009 STIP Target	2009 STIP Amount
Name	Award Opportunity	Earned
Michael H. Goldberg	$373,750	$74,750
Scott F. Stephens	$186,000	$37,200
Stephen V. Hooks	$210,000	$68,143
Blain A. Tiffany (1)	$112,000	$112,000
Kevin P. Fitzpatrick	$102,000	$20,400
C. Michael Zundel (2)	$104,000	$1,300

(1)	In connection with his promotion to President, Castle Metals Aerospace in January 2009, Mr. Tiffany was guaranteed a 2009 STIP payout amount equal to his target opportunity.

(2)	Under the terms of Mr. Zundel’s Employment Agreement, the amount of his STIP award was pro-rated for the number of days he was employed by the Company in 2009.
In early 2010, the Committee (or in the case of the CEO, the Board of Directors) again assigned each executive a threshold, target and maximum STIP award opportunity for fiscal year 2010 after a review of the competitive data and with the assistance of PM&P. To maintain the annual STIP award opportunity at approximately market median, the Board of Directors, upon recommendation of the Committee, increased Mr. Goldberg’s fiscal 2010 overall target award opportunity to 100% of annual base salary. The Committee maintained the fiscal 2010 award opportunities at the prior year’s level for each of the other named executive officers. The following table sets forth the STIP award opportunities for fiscal year 2010, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers:

Name	Threshold	Target	Maximum
Michael H. Goldberg	0%	100%	200%
Scott F. Stephens	0%	60%	120%
Stephen V. Hooks	0%	60%	120%
Blain A. Tiffany	0%	40%	80%
Kevin P. Fitzpatrick	0%	40%	80%
The Committee set the 2010 STIP performance measures at levels reflecting the Company’s internal business plan. To further encourage cash generation and working capital management, the Committee changed the corporate profitability component from net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as determined by the Committee, eliminated the inventory reduction component, increased the weighting applicable to the DSI component to 30% and decreased the weighting applicable to each of the safety and the qualitative performance components to 5% for fiscal year 2010. Also, in recognition of the Company’s focused initiative in 2010 to improve customer service as a means to increase sales and gross margins, the Committee added an additional component (weighted 10%) based on the rate of customer on-time delivery.
The Committee believes that the disclosure of the 2010 performance objectives would reveal confidential financial information, which would result in competitive harm to the Company. In general, the Committee strives to establish target levels of performance consistent with Company’s internal business plan, representing stretch but achievable performance, or “expected” performance in any given year. The level of performance to attain a threshold payment is generally set at a minimally acceptable level of results for which the Committee is willing to fund any incentive payment. The level of performance to attain a maximum payment is generally set at a level of performance that the Committee deems truly superior. In order to illustrate the historical performance against STIP performance measures, we have included the following summary of the actual STIP payout percentages achieved by our CEO, expressed as a percentage of base salary, for the last three years: 2% in 2007; 9% in 2008; and 14% in 2009.
STIP awards are typically paid in the first quarter after the prior year’s financial audit is completed and earned amounts are approved by the Committee or, in the case of the CEO, by the Board. Executives have a deferral opportunity for their earned STIP awards. Elections must be made before the beginning of the calendar year immediately preceding the calendar year in which the STIP award is earned (See “Non-Qualified Deferred Compensation” discussion below).

Long Term Incentive Compensation
Long term incentive compensation is provided under the Company’s Long Term Compensation Plan (“LTCP”). The LTCP is used to provide opportunities for equity awards to executive officers and other select managers upon the achievement of multi-year performance or tenure goals established by the Committee. Equity-based compensation remains an important component of the Company’s compensation strategy to align the interests of our executive officers with the interests of our stockholders and an important tool for us with respect to attracting and retaining executive talent.
Under the LTCP, performance share units are anticipated to be granted annually at the discretion of the Committee (or in the case of the CEO, the Board of Directors). The Committee establishes a level of equity awards for each participant and approves a specific long term compensation target opportunity for each executive officer with the exception of the CEO, whose level of equity award and specific long term target opportunity is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. Payment of the performance share unit awards is based upon the Company’s attainment of pre-established performance goals over three-year overlapping performance periods. The Committee believes that a three year performance period provides a meaningful timeframe for evaluating performance. The target number of performance share units for a performance period is determined by dividing the long term incentive compensation target by the average closing share price during the sixty calendar day period prior to and including the date of approval of the LTCP award. When the Committee (or in the case of the CEO, the Board of Directors) approves target awards for the named executive officers, it also approves the performance measures and weightings, performance goals and calibration of shares earned over the payout range between the threshold, target and maximum opportunity. All LTCP awards described below are subject to the terms of the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan, which was approved by the Company’s shareholders.
For LTCP performance share unit awards in 2007, 2008 and 2009, the performance measures and weightings designated by the Committee are:
•	70% of the potential award depends on Company cumulative net earnings over the respective performance period; and
•
30% of the potential award depends on Company return on total capital (“ROTC”) over the respective performance period. ROTC was defined as (i) aggregate net earnings for the respective performance period divided by (ii) the three-year average over the respective performance period of the opening stockholders equity each year plus debt.

At the time the Committee believed that these metrics appropriately aligned the interest of our executives with those of our stockholders.
With respect to the outstanding LTCP performance share units, upon the completion of the three year performance period, the Committee will determine the extent to which the performance goals were satisfied. Each performance share unit represents a right to receive one share or its value in cash. The performance share units are paid in shares or in cash, as determined by the Committee, in March of the year that follows the end of the performance period. If paid in shares, the number of shares delivered may be reduced by the number of shares required to be withheld for Federal and State withholding tax requirements (determined at the market price of Company shares at the time of payout). A participant whose employment is terminated for any reason during the performance period forfeits any award.

2007 LTCP Award. In 2007, the Company transitioned the LTCP from a three-year discrete performance cycle to an overlapping three-year cycle, with a new three year performance cycle beginning each year. Accordingly, on January 24, 2007, the LTCP for the 2007-2009 performance period was approved and target performance share unit awards and performance goals were established. As part of the transition, those executives participating in the discrete 2005-2007 performance cycle received truncated target share awards for the 2007-2009 performance period representing 50% of their normal target share award opportunity. The truncated awards were intended to account for a perceived over valuation given that the overlapping 2007-2009 performance cycle began before the end of the final year of the discrete 2005-2007 performance period. The table below summarizes each named executive officer’s award opportunity established at the beginning of the 2007-2009 performance period:

		Performance Share Units
	Target award	Threshold	Target	Maximum
	opportunity as a % of	(number of	(number of	(number of
Name	Base Salary	shares)	shares)	shares)
Michael H. Goldberg	50%	0	8,800	17,600
Stephen V. Hooks	40%	0	4,900	9,800
Blain A. Tiffany	15%	0	1,100	2,200
C. Michael Zundel	50%	0	11,800	23,600
The performance goals for the 2007-2009 performance period for Messrs. Goldberg, Hooks and Tiffany are shown below.

2007 – 2009 Measurement	Threshold	Target	Maximum
Cumulative Net Earnings	$118,900,000	$156,400,000	$193,900,000
Return on Total Capital	12%	13%	15%
For Mr. Zundel, the performance measures for the 2007-2009 performance period were based on the performance of the Company’s Transtar Metals division and weighted as follows:
•	70% of the potential award depends on cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company’s Transtar Metals division over the performance period; and
•
30% of the potential award depends on adjusted return on total capital (“Adjusted ROTC”) for the Company’s Transtar Metals division over the performance period, Adjusted ROTC was based on the three-year average over the performance period of the Company’s opening stockholders equity in Transtar Metals, plus debt, divided by EBITDA for the Company’s Transtar Metals division over the performance period.

The performance goals for the 2007-2009 performance period for Mr. Zundel are shown below.

2007 – 2009 Measurement	Threshold	Target	Maximum
Transtar Metals EBITDA	$108,600,000	$134,000,000	$153,900,000
Transtar Metals Adjusted ROTC	20.8%	25.2%	30.2%
In March 2010 the Committee reviewed the extent to which the established performance goals were satisfied and there were no payments earned for the 2007-2009 performance period.

2008 LTCP Award. On March 5, 2008, target share awards and performance goals for the 2008-2010 performance period were established. The performance goals for the 2008-2010 performance period reflect certain acquisitions, divestitures or other changes in the Company in fiscal 2008 deemed significant by the Committee. Also, in 2008 the Committee determined, after consultation with its then executive compensation consultant, that the reductions to the LTCP target share awards for the 2007-2009 performance period as part of the transition to an overlapping three-year cycle resulted in a lower cumulative value than the original three-year discrete plan design and should not have occurred. In order to compensate for the potential loss of value in the prior period target share awards, the Committee increased the level of long term incentive compensation awarded for each of the 2008-2010 and 2009-2011 performance periods by 25% of the normal target share award opportunity for those participants affected, including Messrs. Goldberg, Hooks and Tiffany. The table below summarizes each named executive officer’s award opportunity established for the 2008-2010 performance period:

		Performance Share Units
	Target award	Threshold	Target	Maximum
	opportunity as a % of	(number of	(number of	(number of
Name	Base Salary	shares)	shares)	shares)
Michael H. Goldberg	125%	0	28,550	57,100
Scott F. Stephens (1)	66%	0	9,400	18,800
Stephen V. Hooks	100%	0	15,400	30,800
Blain A. Tiffany	63%	0	6,600	13,200
C. Michael Zundel	37%	0	2,811	5,622

(1)	The Committee granted a 2008-2010 LTCP award to Mr. Stephens on a pro-rata basis upon his joining the Company in July 2008.
Awards earned, if any, for the 2008-2010 performance period will be determined in early 2011.
2009 LTCP Award. Beginning in 2009, the Committee, after a review of competitive long term market practice trends and in consultation with PM&P, determined that LTCP awards would be split between performance share units and time-based restricted stock. The targeted value mix of these two types of awards was: 67% performance share units; and 33% time-based restricted stock. The inclusion of restricted stock was intended to support the retention of executives, as well as recognize competitive practice among peers. Restricted stock awards made in conjunction with the LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date.
On March 5, 2009, target share awards and performance goals for the 2009-2011 performance period were established. The table below summarizes each named executive officer’s restricted stock grant and performance share unit award opportunity established at the beginning of the 2009-2011 performance period:

	Target award	Performance Share Units			Restricted
	opportunity as	Threshold	Target	Maximum	Stock
	a % of Base	(number of	(number of	(number of	(number of
Name	Salary	shares)	shares)	shares)	shares)
Michael H. Goldberg	125%	0	52,100	104,200	26,000
Scott F. Stephens	80%	0	17,800	35,600	8,900
Stephen V. Hooks	100%	0	25,100	50,200	12,600
Blain A. Tiffany	63%	0	12,600	25,200	6,300
Kevin P. Fitzpatrick	50%	0	9,100	18,200	4,600
The restricted shares will vest 100% on December 31, 2011, subject to the executive’s continued employment through the vesting date. The number of performance share units earned, if any, for the 2009-2011 performance period will be determined in early 2012.
The Company believes disclosing the specific performance targets for 2008 and 2009 LTCP awards would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight into our Company’s business strategy, pricing margins, capabilities and current compensation for executive talent. Consistent with the approach taken for STIP, we believe the levels of performance established to attain threshold, target and maximum payouts represent minimally acceptable, stretch but achievable, and truly superior levels of performance, respectively. Based on the Company’s financial results in 2008 and 2009, as of December 31, 2009, the Company believes it is unlikely that the performance targets established in early 2008 and 2009 will be met for the 2008-2010 and 2009-2011 performance periods, and, therefore, it is unlikely that performance share unit awards will be paid for these performance periods.
It is anticipated that the terms of the 2010 long term incentive compensation plan will be finalized and awards for the 2010-2012 performance period will be granted by the end of March 2010.

Other Equity Awards
With limited exceptions, the Committee relies upon the established LTCP for all long-term incentives for our executive officers. In January 2009, the Committee awarded Mr. Fitzpatrick 5,197 shares of restricted stock in connection with his recruitment to the Company, which shares vested on December 31, 2009. In February 2009, the Committee awarded Mr. Tiffany 21,881 shares of restricted stock in recognition of his promotion to President, Castle Metals Aerospace, which shares vest on February 3, 2011, subject to his continued employment through the vesting date.
Retirement Benefits
The Company currently maintain three pension plans: a noncontributory defined benefit pension plan covering substantially all of our salaried employees (the “Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for our executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering substantially all of our non-union hourly employees. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The Pension Plan and SERP provide benefits based upon an average earnings and years of service formula. As of June 30, 2008, the benefits for all participants in the Company’s noncontributory defined benefit pension plan, covering substantially all of our salaried and non-union hourly employees, were frozen.
401(K) Savings and Retirement Plan
The Company has a qualified 401(k) Savings and Retirement Plan for our employees in the United States. The named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) Plan. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Code limit. Beginning in 2008, in conjunction with the Company’s decision to freeze its pension plans, the Company instituted a match of 50% for each dollar contributed by an employee, up to 6% of compensation, and began making an additional annual fixed contribution into employees’ 401(k) accounts equal to 4% of an employee’s base salary. We also provided additional transition credits in the form of annual contributions to the 401(k) accounts of 3% of base salary for employees at least 40 years of age with 5 years of service as of June 30, 2008; and 6% of base salary for employees at least 50 years of age with 5 years of service as of June 30, 2008. The transition credits only applied to employees who were participants in our salaried and non-union hourly employees’ pension plan prior to June 30, 2008.
In connection with certain cost reduction initiatives implemented by the Company in early 2009, the 401(k) Plan was modified to suspend all contributions by the Company for payroll periods beginning on or after April 27, 2009, until such date as determined by the Board of Directors in its sole discretion.
In 2009, the Company’s contributions to the 401(k) Plan amounted to $14,991, $12,971, $30,788, $20,780, $3,138, and $4,213, for Messrs. Goldberg, Stephens, Hooks, Tiffany, Fitzpatrick and Zundel, respectively.
Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Savings and Retirement Plan, in which the named executive officers are eligible to participate. This Supplemental 401(k) Plan (the “Deferred Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for the Company’s senior executive officers and vice presidents. The purpose of the Deferred Plan is to give participants the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. Of the named executive officers, Messrs. Goldberg, Hooks and Tiffany participated in the Deferred Plan in 2009.
Eligible employees may elect to defer a portion of their annual base salary and STIP award until a fixed date or upon separation from service. Such elections must be made prior to the start of the calendar year immediately preceding the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant’s deferred compensation account on the date such compensation would otherwise have been paid to the employee. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant’s deferred compensation account.

Those participating in the Deferred Plan select from the same selection of investment funds available in the Company’s 401(k) Plan (excluding the Company stock fund) for their deferral investments and are credited with the returns generated. However, all funds deferred under the plan and the notional returns generated are assets of the Company. No funds are set aside in a trust or otherwise; the individual executives in the Deferred Plan are considered general unsecured creditors of the Company for payment of their Deferred Plan accounts.
Employees who wish to participate identify the amount to be deferred, the investment designation and allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the participant dies before distribution.
Beginning in 2008, the Company made matching and fixed contributions to a participant’s deferred compensation account in an amount determined under the same formula as the Company’s 401(k) Plan. However, in connection with certain cost reduction initiatives implemented by the Company in early 2009, the Deferred Plan was modified to suspend all contributions by the Company for payroll periods beginning on or after April 27, 2009, until such date as determined by the Board of Directors in its sole discretion.
In 2009, the Company’s contributions to the Deferred Plan amounted to $1,488, $1,050, $10,872, and $350, for Messrs. Goldberg, Stephens, Hooks, and Tiffany, respectively. Messrs. Fitzpatrick and Zundel did not receive contributions under the Deferred Plan in 2009.
Perquisites and Other Personal Benefits
The Company provides limited perquisites to our executive officers, including the named executive officers. These include use of Company leased automobiles, and for certain executive officers, including Messrs. Goldberg, Stephens, Hooks, and Tiffany, country/luncheon club dues. The Company believes these perquisites facilitate business transactions and help build stronger relationships with customers and suppliers and are competitive in the marketplace.
The Company also maintains a Personal Excess Liability Coverage policy for each of our executive officers, including the named executive officers. This policy coordinates coverage with an executive’s personal homeowner’s and automobile policies. In addition, in limited circumstances a spouse may accompany an executive officer while he or she is traveling on company business, generally to industry-sponsored events. Although this occurs on a very limited basis, the reimbursement of the spouse travel expense is included in taxable compensation for the executive. Amounts and types of perquisites are shown in the footnotes to the Summary Compensation Table.
The Company also provides health and welfare benefit plans to executives under plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage.
Additional Executive Compensation Policies
Stock Ownership Guidelines
In 2006, the Board of Directors established executive stock ownership guidelines for ownership of the Company’s stock by our CEO, Chief Financial Officer and other senior executives. The program is designed to further strengthen alignment between the interests of executive management and those of the Company’s shareholders. The guidelines provide that executive officers reach prescribed stock ownership levels within five years of their appointment as an officer, or December 31, 2011, whichever is later. However, in early 2009, as a result of the difficult global economic conditions, the Board of Directors extended the time in which executives have to meet their stock ownership levels to March 5, 2014, or five years from their appointment as an officer, whichever is later. The total number of shares required to meet the prescribed stock ownership levels are recalculated on December 31 of each year, based on the executive’s base salary on that date and the Company’s average stock price for the 200-day period prior to that date. Unexercised stock options are valued at the amount recognized by the Company for financial statement reporting purposes.

The ownership guidelines require the CEO to maintain common stock equivalent in value to five times his base salary and the Chief Financial Officer to maintain common stock equivalent in value to three times his base salary. All other executive officers are required to maintain ownership equivalent in value to their respective base salaries. Shares owned outright and beneficially, shares held in non-qualified retirement plans, performance-based shares earned but not yet paid, restricted stock and vested stock options count toward the ownership guidelines. Unvested stock options and unearned performance shares do not count toward satisfying these guidelines. The table below describes the ownership guidelines for each named executive officer and the number of shares owned as of December 31, 2009 as calculated in accordance with the ownership guidelines.

	Ownership		Actual Number
	Requirement as a	Number of	of Shares
Name	% of Base Salary	Shares Required	Owned(1)
Michael H. Goldberg	500%	242,616	133,047
Scott F. Stephens	300%	78,481	15,451
Stephen V. Hooks	100%	29,536	79,708
Blain A. Tiffany	100%	23,629	29,617
Kevin P. Fitzpatrick	100%	21,519	9,797

(1)	Includes shares attributable to unexercised vested stock options, valued at the amount recognized by the Company for financial statement reporting purposes.
The Committee reviews the guidelines at least once a year and monitors each covered executive’s progress toward, and continued compliance with, the approved guidelines.
Compensation Recovery Policy
In 2007, the Committee adopted a policy that paid incentive compensation should be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Committee has been given the authority to calculate the amount of overpayment of any cash or equity incentive compensation and, in its sole discretion, seek to recover amounts determined to have been inappropriately received by any current or former executive or member of the Board of Directors of the Company.
The Policy provides that overpayments of compensation shall be recovered within twelve months after an applicable restatement of financial results and shall derive from the following sources in the order shown below:
•	Deductions from future incentive compensation payments;
•	Reduction in the Company’s liability for payment of any incentive compensation that an executive or Board member elected to defer until a future date; or
•	Certified check.
The recovery or attempted recovery of compensation under this policy will not limit other remedies available to the Company in the event such overpayment involved negligence or willful misconduct by an executive or member of the Board of Directors.
Tax and Accounting Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. LTCP performance share awards are performance based and meet the requirements of Section 162(m) and therefore are excluded from the $1,000,000 cap on compensation for deductibility purposes. Base salary, STIP awards and restricted stock awards do not meet the requirements of performance based compensation under Section 162(m). All of our incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.

While the Committee intends to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.
The Company accounts for stock-based payments, including stock options, restricted stock and the LTCP performance share awards in accordance with the requirements of SFAS 123(R).
REPORT OF THE HUMAN RESOURCES COMMITTEE
The Human Resources Committee of the Company’s Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Human Resources Committee
William K. Hall, Chairman
Ann M. Drake
Robert S. Hamada
Patrick J. Herbert, III
The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
The following table sets forth the total compensation paid or earned during the fiscal year ended December 31, 2009 by the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company and the Company’s former Vice President and President, Castle Metals Aerospace.

						Change in
						Pension Value
						and Non-
						Qualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
Name & Principal		Salary	Bonus	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)(3)	($)	($)(4)	($)(5)	($)(6)	($)(7)		($)
Michael H. Goldberg,	2009	537,404	0	460,706	74,750	23,447	37,644		1,133,951
President and Chief	2008	549,340	0	633,810	50,000	42,097	51,522		1,326,769
Executive Officer	2007	483,315	100,000	218,152	8,725	74,123	66,863		951,178
Scott F. Stephens,	2009	289,731	0	157,509	37,200	0	18,890		503,330
Vice President, Chief	2008	147,562	0	459,346	93,000	0	9,193		709,101
Financial Officer and Treasurer
Stephen V. Hooks,	2009	327,115	0	222,425	68,143	278,374	56,591		952,648
Executive Vice	2008	343,182	0	341,880	217,847	243,157	59,464		1,205,530
President and	2007	327,557	70,000	121,471	5,476	703,669	73,687		1,301,860
President, Castle Metals
Blain A. Tiffany,	2009	257,999	60,000	311,495	112,000	20,269	49,631		811,394
Vice President and	2008	238,122	0	146,520	114,362	19,424	37,585		556,013
President, Castle	2007	218,464	0	27,629	32,332	22,159	21,410		321,994
Metals Aerospace (1)
Kevin P. Fitzpatrick,	2009	218,712	0	130,843	20,400	0	4,797		374,752
Vice President, Human Resources (2)
C. Michael Zundel,	2009	22,000	0	0	1,300	0	407,170	(8)	430,470
Former Vice President and President, Castle Metals Aerospace

(1)
In recognition of his promotion to President, Castle Metals Aerospace in February 2009 and in connection with his subsequent relocation to California, Mr. Tiffany received a restricted stock award of 21,881 shares of Company common stock. In addition, he was guaranteed a 2009 STIP payout amount equal to his target opportunity and, in lieu of a cost of living adjustment, received two payments of $60,000 each on February 1, 2009 and February 1, 2010.

(2)	Mr. Fitzpatrick joined the Company in January 2009. In connection with his recruitment to the Company, Mr. Fitzpatrick received a restricted stock award of 5,197 shares of Company common stock.

(3)	Salary represents 47%, 58%, 34%, 32%, 58% and 5% of total compensation for the year 2009 for Messrs. Goldberg, Stephens, Hooks, Tiffany, Fitzpatrick and Zundel, respectively.

(4)
For 2009, includes the grant date fair value of performance share unit awards under the 2009-2011 LTCP based upon target performance and computed accordance with ASC Topic 718, in the following amounts: Mr. Goldberg — $295,086; Mr. Stephens — $100,816; Mr. Hooks — $142,163; Mr. Tiffany — $71,364; and Mr. Fitzpatrick — $51,541. The grant date value of those performance share unit awards assuming maximum performance level if achieved would be as follows: Mr. Goldberg — $590,172; Mr. Stephens — $201,632; Mr. Hooks — $284,326; Mr. Tiffany — $142,728; and Mr. Fitzpatrick — $103,082.

(5)	Reflects the cash awards under the Company’s STIP.

(6)
Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the Supplemental Pension Plan determined using assumptions consistent with those used in the Company’s financial statements.

(7)
All other compensation for 2009 includes Company matching and fixed contributions under the 401(k) Profit Sharing Plan and Deferred Plan, lease payments on a company-provided car, country club dues reimbursement, company paid life insurance and excess personal liability insurance premiums. For Mr. Tiffany, all other compensation for 2009 also includes $23,334 in relocation expenses in connection with his promotion to President, Castle Metals Aerospace.

In 2009, Mr. Goldberg received $16,479 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Stephens received $14,021 in matching and fixed contributions under the Company’s 401(k) Plan; Mr. Hooks received $41,660 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Tiffany received $21,130 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan; Mr. Fitzpatrick received $3,138 in matching and fixed contributions under the Company’s 401(k) Plan; and Mr. Zundel received $4,213 in matching and fixed contributions under the Company’s 401(k) Plan and Deferred Plan.

(8)
Includes a severance payment in the amount of $260,000 and accrued vacation of $34,775 paid to Mr. Zundel upon termination of his employment on January 27, 2009. Also includes $36,267, which represents the value of 4,098 shares of restricted stock, the vesting of which was accelerated by his termination of employment. In connection with his termination of employment, Mr. Zundel also entered into a consulting contract with the Company, pursuant to which he provided assistance to the Company for a period of three months following his termination of employment. Mr. Zundel earned $68,751 in fees pursuant to that consulting contract.

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted to named executive officers pursuant to Company plans during 2009.

									All Other
									Stock	Grant
									Awards:	Date Fair
			Estimated Possible Payouts Under			Estimated Possible Payouts Under			Number of	Value of
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	Units (#)	($) (3)
Michael H. Goldberg	2/3/09		0	336,375	672,750
	3/4/09					0	52,100	104,200		295,086
	3/4/09	(4)							26,000	165,620
Scott F. Stephens	2/3/09		0	167,400	334,800
	3/4/09					0	17,800	35,600		100,816
	3/4/09	(4)							8,900	56,693
Stephen V. Hooks	2/3/09		0	189,000	378,000
	3/4/09					0	25,100	50,200		142,163
	3/4/09	(4)							12,600	80,262
Blain A. Tiffany	2/3/09	(5)							21,881	200,000
	2/3/09		0	100,800	201,600
	3/4/09					0	12,600	25,200		71,364
	3/4/09	(4)							6,300	40,131
Kevin P. Fitzpatrick	1/19/09	(6)							5,197	50,000
	2/3/09		0	91,800	183,000
	3/4/09					0	9,100	18,200		51,541
	3/4/09	(4)							4,600	29,302
C. Michael Zundel	2/3/09		0	104,000	208,000

(1)
These columns show the range of potential payouts for 2009 performance under the Company’s STIP described in the section titled “Short Term Incentive Compensation” in the Compensation Discussion and Analysis. The incentive payment for 2009 performance has been made as shown in the Summary Compensation Table. Mr. Zundel’s 2009 STIP award was forfeited as of his employment termination date on January 27, 2009. However, in accordance with his Employment Agreement, upon termination Mr. Zundel is entitled to receive an amount equal to a pro-rata portion of his 2009 STIP target opportunity.

(2)	Reflects the award of performance share units under the 2009 — 2011 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis.

(3)
For awards of performance shares under the 2009 — 2011 LTCP, reflects grant date value computed in accordance with ASC Topic 718. For all other stock awards, reflects grant date fair value computed in accordance with SFAS 123(R).

(4)	Reflects the award of restricted stock units under the 2009 — 2011 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis.

(5)
Restricted stock granted to Mr. Tiffany in recognition of his promotion to President, Castle Metals Aerospace. Mr. Tiffany’s restricted stock was granted under the Company’s 2008 Restricted Stock, Stock Option and Equity Compensation Plan and will vest on February 3, 2011, subject to his continued employment through the vesting date.

(6)
Restricted stock granted to Mr. Fitzpatrick in connection with his recruitment to the Company. Mr. Fitzpatrick’s restricted stock was granted under the 2008 Restricted Stock, Stock Option and Equity Compensation Plan and vested on December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards granted to the named executive officers as of the end of 2009.

				Stock Awards
					Market	Equity Incentive	Equity Incentive
	Option Awards			Number of	Value of	Plan Awards:	Plan Awards:
	Number of			Shares or	Shares or	Number of	Market or Payout
	Securities			Units of	Units of	Unearned Shares,	Value of Unearned
	Underlying Un-			Stock That	Stock That	Units or Other	Shares, Units or
	exercised	Option	Option	Have Not	Have Not	Rights That Have	Other Rights That
	Options (#)	Exercise	Expiration	Vested	Vested	Not Vested	Have Not Vested
Name	Exercisable (1)	Price ($)	Date	(#) (2)	($)(3)	(#)(4)	($)(5)
Michael H. Goldberg	20,000	28.40	11/3/16	36,000	492,840	178,900	2,449,141

Scott F. Stephens				8,900	121,841	54,400	744,736

Stephen V. Hooks	44,300	5.21	10/23/13	12,600	172,494	90,800	1,243,052

Blain A. Tiffany	3,333	5.21	10/23/13	28,181	385,798	40,600	555,814

Kevin P. Fitzpatrick				4,600	62,974	18,200	249,158

(1)	Mr. Goldberg’s option award vested on November 3, 2006. All other reported option awards vested on October 23, 2006.

(2)
Of the total shares reported for Mr. Goldberg, 10,000 shares of restricted stock will vest on November 3, 2011, and 26,000 shares of restricted stock will vest on December 31, 2011. Of the total shares reported for Mr. Tiffany, 21,881 shares of restricted stock will vest on February 3, 2011, and 6,300 shares of restricted stock will vest on December 31, 2011. All reported shares for the other named executive officers will vest on December 31, 2011.

(3)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2009 by the number of shares of stock.

(4)
Reflects performance share units at the maximum payout level under the 2007-2009, 2008-2010 and 2009-2011 LTCP, which are described in the section titled “Long Term Incentive Compensation” of the Compensation Discussion and Analysis. However, no performance shares were earned for the 2007-2009 performance period and the award was subsequently deemed forfeited by action of the Human Resources Committee.

(5)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2009 by the number of performance share units.

Option Exercises And Stock Vested
The table below describes for each named executive officer the amount of stock options exercised and the amount of stock which vested during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Michael H. Goldberg	0	0	0	0
Scott F. Stephens	0	0	7,100	96,773
Stephen V. Hooks	0	0	0	0
Blain A. Tiffany	0	0	0	0
Kevin P. Fitzpatrick	0	0	5,197	71,147
C. Michael Zundel	0	0	4,098	36,267
Pension Benefits
The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and SERP. Messrs. Stephens, Fitzpatrick and Zundel do not participate in the Pension Plan or SERP. Under the Pension Plan and SERP, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2009. The Company does not have a policy of granting extra pension service. For a description of the Company’s pension plan and SERP see the “Retirement Benefits” and “401(k) Savings and Retirement Plan” section of the Compensation Discussion and Analysis.

		Number of	Present Value of
		Years Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)(1)(2)
Michael H. Goldberg	Salaried Employees Pension Plan	2.4	37,974
	Supplemental Pension Plan	2.4	138,047

Stephen V. Hooks	Salaried Employees Pension Plan	35.6	1,113,650
	Supplemental Pension Plan	35.6	1,290,506

Blain A. Tiffany	Salaried Employees Pension Plan	7.8	103,927
	Supplemental Pension Plan	7.8	27,057

(1)
The material assumptions used for this calculation are as described in Footnote 5 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and are incorporated herein by reference.

(2)	Contributions and benefits under the Company’s Salaried Employee Pension Plan and Supplemental Pension Plan were frozen as of June 30, 2008.

Nonqualified Deferred Compensation
The table below provides information on the non-qualified deferred compensation plan that our named executive officers participated in during 2009. Mr. Zundel did not participate in the non-qualified deferred compensation plan in 2009. For a description of the Company’s non-qualified deferred compensation plan see the “Non-Qualified Deferred Compensation” section of the Compensation Discussion and Analysis.

				Aggregate
	Executive	Registrant		Earnings		Aggregate
	Contributions	Contributions		in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal		Fiscal	Withdrawals /	Last Fiscal
	Year	Year		Year	Distributions	Year End
Name	($)(1)	($)(2)		($)	($)	($)
Michael H. Goldberg	68,625	1,488		27,646	0	161,212
Scott F. Stephens	22,846	1,050		386	0	24,278
Stephen V. Hooks	90,170	10,872		134,332	0	666,797
Blain A. Tiffany	0	350	(3)	2,155	0	11,901
Kevin P. Fitzpatrick	2,429	0		24	0	2,452

(1)
Executive contributions represent deferral of base salary and bonus paid during 2009, which amounts are also disclosed in the 2009 Salary column and the 2008 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Deferred Plan in 2009 are included as compensation in the 2009 Other Compensation column of the Summary Compensation Table.

(3)	Represents an adjustment to 2008 Company contributions that was paid in 2009.
Employment Agreements
On January 26, 2006, the Company entered into an employment/noncompetition agreement with Mr. Goldberg. The Board believes the agreement is valuable because it confirms the mutual understanding of the Company and Mr. Goldberg with respect to the terms of employment and provides for certain post-employment restrictions. Material terms of the agreements include:
(i) The term of the contract continues from year to year until terminated by either Mr. Goldberg or the Company at which time Mr. Goldberg will receive benefits as stated in the Agreement.
(ii) A minimum base salary is guaranteed ($450,000).
(iii) Mr. Goldberg received a $15,000 signing bonus.
(iv) Mr. Goldberg is eligible to participate in the Company’s compensation and benefit programs, with a guaranteed payout (50%) under the Short Term Incentive Plan in 2006.
(v) Mr. Goldberg was allocated a 45,000 performance shares grant for the 2005-2007 performance period under the LTCP.
(vi) The Agreements provide for different severance benefits depending on who initiates the termination, the Company or Mr. Goldberg, and the nature of the termination, change in control, voluntary resignation, termination with or without cause (as defined in the Agreement).
(vii) Continued participation for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and
(viii) Restrictions relating to confidentiality and non-disclosure:
a)	Agreement by Mr. Goldberg not to compete with the Company for one year post-employment;
b)	Agreement by Mr. Goldberg not to solicit business from the Company’s business associates for one year post employment; and
c)	Agreement by Mr. Goldberg not to solicit Company employees for two years post employment.
(ix) Payment for relocation expenses with a gross-up payment for any income taxes which may be imposed on the reimbursed relocation expenses.

If Mr. Goldberg’s employment had been terminated by the Company without cause on December 31, 2009, then under this agreement, Mr. Goldberg would have been entitled to $1,392,421 in severance benefits. If Mr. Goldberg’s employment had been terminated by the Company with cause on December 31, 2009, then under this agreement, there would be no severance benefit and Mr. Goldberg would have been entitled only to the prorated benefits earned to the date of termination.
In connection with the Company’s acquisition of Transtar Metals Holdings, Inc. (“Transtar”) in 2006, the Company entered into an Employment Agreement with Mr. Zundel in his position as Executive Vice President, Commercial — Transtar Metals Holdings, Inc. The Agreement continued until his termination of employment from the Company on January 27, 2009. Material terms of the Agreement included:
(i) The term of the Agreement was through December 31, 2009, unless earlier terminated by either Mr. Zundel or the Company at which time Mr. Zundel will receive benefits as stated in the Agreement;
(ii) A minimum base salary was guaranteed ($225,000);
(iii) Mr. Zundel continued to participate in 2006 Transtar Annual Incentive Compensation Plan and in 2007 in any successor plan maintained by the Company;
(iv) Mr. Zundel was awarded 5,900 shares of restricted stock of the Company, which were to vest on December 15, 2009;
(v) Mr. Zundel was allocated 11,800 performance share units at target for the 2007-2009 performance period under the long term incentive plan for Transtar;
(vi) Mr. Zundel received an automobile allowance of $1,250 per month and was eligible to participate in the Company’s benefit programs;
(vii) The Agreements provide for different severance benefits depending on who initiates the termination, the Company or Mr. Zundel, and the nature of the termination: voluntary resignation, termination with or without cause (as defined in the Agreement), or expiration of the Agreement term without renewal; and
(viii) Restrictions relating to confidentiality and non-disclosure:
a)	Agreement by Mr. Zundel not to compete with the Company for 36 months post employment;
b)	Agreement by Mr. Zundel not to solicit business from the Company’s business associates for 36 months post employment; and
c)	Agreement by Mr. Zundel not to solicit Company employees for 36 months post employment.
In accordance with the terms of the agreement, Mr. Zundel received $294,775 in a lump sum severance payment upon his termination of employment. In addition, 4,098 shares of restricted stock, equal to a pro rata portion of his restricted stock award described above, vested upon his termination. In connection with Mr. Zundel’s termination of employment, the Company entered into an arrangement with Mr. Zundel to provide consulting services to the Company on a part-time basis until April 30, 2009. As compensation for providing such services, the Company paid Mr. Zundel consulting fees of $68,751.
Severance Agreements
Mr. Hooks has a severance agreement which commenced on August 9, 2007 and terminates on August 9, 2010, automatically renewable on a year to year basis unless either party notifies the other of an election not to renew at least 30 days prior to the end of the then current term. It provides that if Mr. Hooks’ employment is terminated without cause by the Company or by Mr. Hooks for good reason (as defined in the agreement), then Mr. Hooks shall be entitled to receive:
(i) a lump sum payment equal to his current annual base salary;
(ii) the prorated Short Term Incentive Plan payment for the year of termination based upon the target incentive payout, paid at the normal payout date;
(iii) the LTCP performance stock granted but not awarded pursuant to the Company’s 2005-2007 LTCP, initiated on January 1, 2005 and terminating December 31, 2007, based upon, at his election, the basis of the actual (rather than the target) long term incentive award;

(iv) the prorated LTCP award granted but not yet paid for the year of termination and any prior period not completed, at his election, upon target or actual performance level, paid at the normal payout date;
(v) continued participation, provided Mr. Hooks made an election under COBRA, for (a) 12 months or (b) until the date on which Mr. Hooks begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and
(vi) use of the Company’s leased automobile for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Hooks begins employment with another employer, whichever occurs first.
If Mr. Hooks’ employment had been terminated on December 31, 2009 without cause or by Mr. Hooks for good reason, then under this agreement, Mr. Hooks would have been entitled to $973,531 in severance benefits.
Mr. Stephens has a severance agreement which commenced on July 24, 2008 and terminates on July 24, 2010, automatically renewable on a year to year basis unless either party notifies the other of an election not to renew at least 30 days prior to the end of the then current term. It provides that if Mr. Stephens’ employment is terminated without cause by the Company or by Mr. Stephens for good reason (as defined in the agreement), then Mr. Stephens shall be entitled to receive:
(i) a lump sum payment equal to his current annual base salary;
(ii) the prorated Short Term Incentive Plan payment for the year of termination based upon the target incentive payout, paid at the normal payout date;
(iii) the prorated LTCP award granted but not yet paid for the year of termination and any prior period not completed based upon target level, paid at the normal payout date;
(iv) continued participation, provided Mr. Stephens made an election under COBRA, for (a) 12 months or (b) until the date on which Mr. Stephens begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and
(v) use of the Company’s leased automobile for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Stephens begins employment with another employer, whichever occurs first.
If Mr. Stephens’ employment had been terminated on December 31, 2009 without cause or by Mr. Stephens for good reason, then under this agreement, Mr. Stephens would have been entitled to $750,668 in severance benefits.
Each of Messrs. Fitzpatrick and Tiffany have a severance agreement which terminates on January 30, 2011 and August 9, 2010, respectively, and which are automatically renewable on a year to year basis unless either party notifies the other of an election not to renew 30 days prior to the anniversary date. It provides that if their employment is terminated without cause by the Company or by the executive for good reason (as defined in the agreement), then the executive shall be entitled to receive:
(i) a lump sum payment equal to his current annual base salary;
(ii) the Short Term Incentive Plan payment for the year of termination based upon the target incentive, prorated for the number of days during the calendar year that the executive was employed by the Company;
(iii) continued participation upon executive’s election under COBRA, for (a) 12 months or (b) the date on which the executive begins employment with another employer, which ever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination, at executive’s expense; and
(iv) use of the Company’s leased automobile for a period beginning on his termination date and ending (a)12 months after the date of termination or (b) the date on which the executive begins employment with another employer, which ever occurs first.
These agreements also provide that in the event that upon a qualifying termination event such that the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the payments shall be reduced to the extent required to avoid application of the tax imposed by Section 4999.

If Mr. Fitzpatrick’s employment had been terminated on December 31, 2009 without cause or by Mr. Fitzpatrick for good reason, then under this agreement, Mr. Fitzpatrick would have been entitled to $401,047 in severance benefits. If Mr. Tiffany’s employment had been terminated on December 31, 2009 without cause or by Mr. Tiffany for good reason, then under this agreement, Mr. Tiffany would have been entitled to $428,059 in severance benefits. In addition, in connection with his promotion to President, Castle Metals Aerospace in February 2009 and subsequent relocation to California, the Company agreed to pay future relocation expenses that may be incurred by Mr. Tiffany in the event his employment is terminated during his assignment in that position.
Change in Control Agreements
On January 26, 2006, the Company and Mr. Goldberg entered into a Change of Control Agreement. Under this agreement, if there is a change of control of the Company and after the date of such change of control:
(i) Mr. Goldberg’s duties and responsibilities have been substantially changed or reduced,
(ii) Mr. Goldberg has been relocated outside the Chicago metropolitan area, or
(iii) Mr. Goldberg’s compensation has been reduced, and
within 24 months of the change of control event Mr. Goldberg resigns or is terminated, the Company will provide certain benefits to Mr. Goldberg. The benefits include:
(i) a lump sum cash payment in the amount of two times the sum of Mr. Goldberg’s base salary as of the date of the change of control and target incentive compensation for that same year;
(ii) the number of performance shares granted but not awarded to Mr. Goldberg under the LTCP as of the end of performance cycle multiplied by a fraction, the numerator of which shall be the number of whole months completed by Mr. Goldberg and the denominator of which is the total number of months in the performance cycle;
(iii) all equity compensation awards shall vest;
(iv) coverage, at the Company’s expense, under all of the Company’s health plans shall continue for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination;
(v) an additional retirement benefit equal to the actuarial equivalent of the additional amount that Mr. Goldberg would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age;
(vi) a pro-rata target incentive compensation/bonus payment for the year of termination;
(vii) accrued vacation through the date of termination; and
(viii) all other benefits in accordance with applicable plans.
If the triggering events under this agreement had occurred as of December 31, 2009, Mr. Goldberg would have been entitled to $4,134,577 in severance benefits.
In August 2007, the Board approved change in control agreements with key executives which include Messrs. Hooks, Stephens, Tiffany and Fitzpatrick. The Company believes these agreements are valuable for shareholders, as they provide for continuity and retention of the named executives services in potentially unstable situations. These agreements provide for severance benefits in the event there is a change in control of the Company and within 24 months thereafter,
(i) the executive’s duties and/or responsibilities have been substantially changed or reduced or the executive has been transferred or relocated or the executive’s compensation has been reduced and
(ii) the executive terminates employment with the Company within 6 months after providing notice to the Company of the existence of the conditions potentially causing good cause, or the executive’s employment is terminated by the Company for any reason other than for cause, death or disability.

In this instance, in the case of Messrs. Hooks, Stephens and Fitzpatrick, the executive becomes entitled to the following:
(i) a lump sum cash payment in the amount equal to two times the executive’s base salary immediately prior to the termination date,
(ii) a prorated portion of earned and unpaid bonuses as of the termination date,
(iii) a lump sum cash payment in an amount equal to the prorated long term incentive award due,
(iv) continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at executive’s expense,
(v) use of the Company’s leased automobile for a period beginning on his termination date and ending (a)12 months after the date of termination or (b) the date on which the executive begins employment with another employer, which ever occurs first, and
(vi) if the executive is vested in the Company’s tax-qualified defined benefit plan at the time his employment terminates, an additional retirement benefit equal to the actuarial equivalent of the additional amount that the executive would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age.
In the case of Mr. Tiffany, he becomes entitled to the following:
(i) a lump sum cash payment in the amount equal to one times his base salary immediately prior to the termination date,
(ii) a prorated portion of earned and unpaid bonuses as of the termination date,
(iii) a lump sum cash payment in an amount equal to the prorated long term incentive award due,
(iv) continued participation, provided he made an election under COBRA, for (a) 12 months or (b) until the date on which he begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at his expense, and
(v) use of the Company’s leased automobile for a period beginning on his termination date and ending (a) 12 months after the date of termination or (b) the date on which he begins employment with another employer, which ever occurs first.
These agreements also provide, in the case of Messrs. Hooks, Stephens and Fitzpatrick that in the event that upon a change in control the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the executive may choose to elect as his benefit:
(i) three times the executive’s base amount less one dollar; or
(ii) the amount which yields the executive the greatest after-tax amount of payments under the change of control agreement after taking into account all applicable taxes on the payments.
In the case of Mr. Tiffany, the agreements provide that in the event that upon a change in control the value of the accelerated vesting of compensation is, for tax purposes, such that he would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the payments will be reduced to the extent required to avoid application of the tax imposed by Section 4999.
If the triggering events under the change in control agreement had occurred as of December 31, 2009, Mr. Stephens would have been entitled to $1,060,668 in severance benefits, Mr. Hooks would have been entitled to $1,427,459 in severance benefits, Mr. Tiffany would have been entitled to $589,601 in severance benefits, and Mr. Fitzpatrick would have been entitled to $718,569 in severance benefits. Mr. Zundel was not employed by the Company at December 31, 2009.

Equity Compensation Plan Information
This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2009.

(c)
Number of securities
	(a)				remaining
	Number of		(b)		available for
	securities to		Weighted-		future issuances
	be issued		average		under equity
	upon exercise		exercise		compensation
	of		price of		plans
	outstanding		outstanding		(excluding
	options,		options,		securities
	warrants and		warrants		reflected in
Plan Category (1)	Rights		and rights		column (a))
Equity compensation plans approved by security holders	1,486,438	(2)	$11.37	(3)	998,347

Equity compensation plans not approved by security holders(4)	29,720		N/A	(5)	N/A	(6)

Total	1,516,158		N/A		998,347

(1)	This table does not include information regarding the Company’s 401(k) Plan.

(2)
This number includes stock options and equity performance share award units granted under the Company’s 1995 Directors Stock Option Plan (“1995 Plan”), 1996 Restricted Stock and Stock Option Plan (“1996 Plan”), 2000 Restricted Stock and Stock Option Plan (“2000 Plan”), and 2004 Restricted Stock, Stock Option and Equity Compensation Plan (“2004 Plan”). As of December 31, 2009, 238,892 stock options awards remain outstanding for shares of common stock reserved for issuance under the 1995 Plan, the 1996 Plan, the 2000 Plan, and the 2004 Plan, and 1,247,546 equity performance share award units remain outstanding for shares of common stock reserved for issuance under the 2004 Plan and the 2008 Restricted Stock, Stock Option and Equity Compensation Plan (“2008 Plan”). The number of equity performance share award units outstanding represents the maximum number of shares to be awarded under the Company’s Long-Term Compensation Plans for the 2007-2009, 2008-2010 and 2009-2011 performance periods. However, no performance shares were earned for 2007-2009 performance period and the award was subsequently deemed forfeited by action of the Human Resources Committee, and in light of the Company’s financial results in 2008 and 2009, at this point in time the Company believes it is unlikely that the performance targets established in early 2008 and 2009 will be met for the 2008-2010 and 2009-2011 performance periods, and, therefore, it is unlikely that awards will be paid for these performance periods.

(3)
Equity performance share award units granted under the 2004 Plan and 2008 Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(4)
The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the shareholders. Under the Directors Plan, a director may elect to defer receipt of up to 100% of his or her cash retainer and meeting fees. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the stock equivalent unit account may be in shares of Company common stock or in cash as designated by the director. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, the number of shares to be distributed will equal the number of full stock equivalent units held in the director’s account.

(5)
The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(6)	There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS
The Company is providing an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at 3400 N. Wolf Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary.
STOCKHOLDER PROPOSALS
In order for proposals by stockholders to be considered for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2011 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, and SEC and NYSE rules require that any stockholder proposals must be received no later than November 22, 2010. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2011 annual meeting of stockholders to give advance written notice to the Company between December 23, 2010 and January 22, 2011.

Robert J. Perna
Vice President,
General Counsel and Secretary
March 22, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 22, 2010

PROXY VOTING INSTRUCTIONS

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at
http://www.amcastle.com/investors/default.aspx

Please detach along perforated line and mail in the envelope provided. IF you are not voting via telephone.

■ 21130000000000000000 6	042210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
NOMINEES:
O  Brian P. Anderson
O  Thomas A. Donahoe
O  Ann M. Drake
O  Michael H. Goldberg
O  William K. Hall
O  Robert S. Hamada
O  Patrick J. Herbert, III
O  Terrence J. Keating
O  Pamela Forbes Lieberman
O  John McCartney
	O Michael Simpson		2. Vote to ratify the selection of Deloitte & Touche LLP as our Independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of each of the nominees as Directors and FOR each of the above proposals.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

ANNUAL MEETING OF STOCKHOLDERS OF
A. M. CASTLE & CO.
April 22, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders
are available at
http://www.amcastle.com/investors/default.aspx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 21130000000000000000 9	042210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
NOMINEES:
O  Brian P. Anderson
O  Thomas A. Donahoe
O  Ann M. Drake
O  Michael H. Goldberg
O  William K. Hall
O  Robert S. Hamada
O  Patrick J. Herbert, III
O  Terrence J. Keating
O  Pamela Forbes Lieberman
O  John McCartney
	O Michael Simpson		2. Vote to ratify the selection of Deloitte & Touche LLP as our Independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The appointed proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of each of the nominees as Directors and FOR each of the above proposals.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

                  ■
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
A. M. CASTLE & CO.
Annual Meeting of Stockholders on April 22, 2010
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby constitutes and appoints Scott F. Stephens and Robert J. Perna, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 22, 2010, and at any adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Continued and to be signed on the reverse side)

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